Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2021 Omnibus Equity Incentive Plan and the 2021 Employee Stock Purchase Plan of our report dated February 24, 2021 (except for the third paragraph of Note 23, as to which the date is May 6, 2021), with respect to the combined financial statements of Bowman Consulting Group Ltd. for the years ended December 31, 2019 and 2020, included in its Registration Statement (Amendment No. 4 to Form S-1 No. 333-255076) and related Prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia

May 11, 2021